Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Upsizing and Pricing of Public Offering of Common Stock

OKLAHOMA CITY (March 25, 2011) Gulfport Energy Corporation (NASDAQ: GPOR) today announced that it has upsized and priced its previously-announced underwritten public offering of shares of its common stock. The size of the offering has been increased from the previously announced 4,000,000 shares of common stock to 4,800,000 shares at a public offering price of $32.00 per share, of which 2,400,000 shares will be sold by Gulfport and 2,400,000 shares will be sold by one of its stockholders. Each of Gulfport and the selling stockholder granted the underwriters a 30-day option to purchase up to 360,000 shares of common stock at the public offering price (less the underwriting discount) solely to cover over-allotments. Net proceeds to Gulfport from the sale of the 2,400,000 shares, after underwriting discounts and estimated expenses, will be approximately $73.0 million. Gulfport intends to use these net proceeds to fund its pending Utica Shale acquisition and for general corporate purposes, which may include expenditures associated with Gulfport’s 2011 drilling programs. Pending application of the net proceeds for such purposes, Gulfport will repay the outstanding indebtedness under its revolving credit facility. Gulfport will not receive any proceeds from the sale of shares of its common stock by the selling stockholder. The offering is expected to close on March 30, 2011, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC and Johnson Rice & Company L.L.C. acted as joint book-running managers and representatives of the several underwriters for the offering. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and be available on the SEC’s website, www.sec.gov. Copies of the prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, at One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037, or Johnson Rice & Company L.L.C. at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by telephone at (800) 443-5924.

The common stock will be issued pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport recently acquired an acreage position in the Niobrara Formation of Western Colorado. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888